EXHIBIT 10.18
STATE OF FLORIDA
COUNTY OF BROWARD

                                OPTION AGREEMENT

                       STATEMENT OF BACKGROUND INFORMATION

         Seller is the owner of all that tract or parcel of land described in Exhibit "A" attached hereto and incorporated herein by reference (the "Property").

           The Property will be improved by the construction thereon of a professional office building (the "Building"), as contemplated and described in that certain lease (the "Lease") entered between Purchaser and Seller to which thiseOption Agreement is attached as an Exhibit by reference, and will have located thereon or affixed thereto, or located in or affixed to the Building, certain equipment, machinery and fixtures (the "Equipment"), and certain items of personalty (the "Personal Property"). Purchaser desires to purchase from Seller the Property, the Building, the Equipment and the Personal Property (hereinafter referred to collectively as the "Contract Property"), and to obtain an option for such purpose. Seller is willing to sell the Contract Property upon the terms and conditions herein stated, and to grant an option for such purpose.

          In consideration of the premises, the mutual covenants and agreements herein contained, and the sum of Ten Dollars ($10) in hand paid by Purchaser, the receipt of which is hereby acknowledged, the parties agree as follows:

          1. GRANT OF OPTION: Seller does hereby give, grant, and convey unto Purchaser, the sole and exclusive right, privilege and option of purchasing, for the price and upon the terms and conditions hereinafter set forth, the Contract Property, which includes, without limitation, all easements and rights appurtenant to the Property, all of Seller's right, title, and interest in and to all public and private ways adjoining the Property, and all improvements thereon of any nature or kind.

        2. TERM AND EXERCISE OF OPTION: The option herein granted shall remain open and in full force and effect until 2 o'clock P.M. on the date that exactly follows two years after the issuance of a final unconditional Certificate of Occupancy for the Building. This Option may be exercised at any time prior to the expiration of its term by written notice from Purchaser to Seller either mailed or delivered to Seller as hereinafter provided.

        3. PURCHASE PRICE AND METHOD OF PAYMENT: The purchase price shall be Five Million Three Hundred Thousand Dollars ($5,300,000.00) subject to the adjustments provided in subparagraph (c) below The Purchase Price shall be paid by Purchaser to Seller, as follows:

        (a) Purchaser shall take title to the Property subject to a mortgage (the "Mortgage") securing a debt with a principal amount at the time of commencement of the Lease of not less than Three Million Nine Hundred Seventy-Five Thousand Dollars ($3,975,000.00). The debt will bear interest at a rate not greater than eight and two-tenths per cent (8.2%) per annum and payable in equal installments over a term of ten (10) years, based on a twenty (20) year amortization. The Mortgage shall allow sale of the Building to Purchaser without violation of any due on sale clause.

        (b) The remaining balance of the purchase price, after crediting the principal balance of the indebtedness assumed, shall be paid in cash on the Closing Date.

         (c) The Purchase Price shall be increased by $106.00 per square foot of space (as defined in the Lease) in the Building in excess of 50,000 square feet; the Purchase Price shall be decreased by $106.00 per square foot of space in the Building less than 50,000 square feet. If the interest rate on the debt referred to in subparagraph(a) above exceeds eight and two- tenths percent (8.2%) per annum, the purchase price shall be decreased by $27,000.00 for each one tenth of one percent (.1%) by which the interest rate exceeds eight and two-tenths percent (8.2%) per annum; the purchase price shall likewise be increased by $13,500.00 for each one tenth of one percent (.1%) by which the interest rate is less than seven and eight-tenths percent (7.8%).

         (d) If Purchaser exercises this option before improvements are made to finish the approximately 10,000 square feet of space in the Building to be leased by other tenants, Purchaser will receive a credit for tenant improvements related to such space in the amount of $27.50 per square foot. Seller warrants that tenant improvements consistent with those described on Exhibit "A" to the Lease will be accomplished by Seller for no more than $32.50 per square foot.

         (e) If Purchaser exercises this Option after a Certificate of Occupancy is issued for the Building and the approximately 10,000 additional square feet in the Building have not been occupied by tenant paying rent to Seller for any period of time after issuance of the Certificate of Occupancy and prior to the Closing Date, the purchase price will be increased for each month (prorated for partial month) when the additional space has been without a tenant in occupancy paying rent between the date on which the Certificate of Occupancy is issued and the Closing Date, in accordance with the following: (i) for the first three (3) months add $7,000.00 per month; (ii) for the next three (3) months add $10,000.00 per month; and (iii) for any remaining months add $13,000.00 per month. The increased purchase price shall be calculated on a cumulative basis through the Closing Date. For example, if the Closing Date occurs in the tenth month following the date of the Certificate of Occupancy and the additional space has been without a tenant in occupancy paying rent for five months after the issuance of the Certificate of Occupancy, the purchase price shall be increased by $41,000.00 ($7,000.00 for three (3) months and $10,000.00 for the fourth and fifth month).

         4. WARRANTIES OF SELLER: Seller represents and warrants to Purchaser:

         (a) That Seller has good and marketable fee simple title to the Contract Property, as hereinabove described;

          (b) That Seller has the right, power and authority to enter into this Option and to sell the Contract Property in accordance with the terms and conditions hereof;

          (c) That the Contract Property is subject to the use restrictions set forth in the Development Order for the DRI, in the Declaration of Covenants, Restrictions and Easements encumbering the Property and in the other documents reflected in the Title Policy, but is free from any other use or occupancy restriction except those imposed by applicable zoning laws and regulations;

          (d) That the Property is free from special taxes or assessments, except those generally applicable to other properties in the tax district in which the Property is located;

          (e) That the Contract Property is free of any liens, security interests, easements and other encumbrances, whether existing of record or otherwise, except easements or rights of way for public roads and highways adjoining the Property, easements for the erection and maintenance of public utilities serving the Property, the Mortgage described in paragraph 3.(a) hereof, and the matters set forth in Exhibit "B" attached hereto and incorporated herein by reference, none of which adversely affect the use of the Property for a commercial office building;

          (f) That no options have been granted to, or agreements entered into with others to purchase or rent any interest in the Contract Property, or any part thereof, except that twenty percent (20%) of the Building to be erected on the Property may be rented to third parties in accordance with the Lease;

          (g) That subject to the Lease and any additional leases contemplated herein, Seller has the exclusive right of possession of the Contract Property;

          (h) That there is available to the Property water, gas, sewerage and electricity, all of which are now being or will be utilized by Seller;

          (i) That the Property is zoned commercial to allow the use of the Property for a commercial office building;

          (j) That Seller, as Landlord, will perform its maintenance obligations with respect to the Building and Property in accordance with the Lease during the period from the exercise of this Option through Closing Date. Purchaser will perform its maintenance obligations in accordance with the Lease during this time period.

          (k) That Seller will not cause or permit any action to be taken which will cause any of the foregoing representations or warranties to be untrue on the Closing Date;

          (1) That Seller will on the Closing Date, have available the financing referred to in paragraph 3(a) above, or that Seller will provide such financing through a purchase money note and mortgage or from a third party lender with costs of such financing allocated as specified in paragraph 8(c) below.

          (m) That Seller will, on the Closing Date, convey the Contract Property to Purchaser by general warranty deed, and

          (m) That Seller will, on the Closing Date, do, make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as counsel for Purchaser may reasonably request to completely vest in and assure to Purchaser full rights in or to the Contract Property.

          5. SELLER'S OBLIGATION TO DELIVER: Within ten (10) days of Purchaser's exercise of this Option, Seller will deliver to Purchaser true, accurate and complete copies of the following:

          (a) an itemized inventory of the Personal Property;

          (b) all site plans prepared in connection with the development of the Real Property;

          (c) current as-built architect's sepia plans and specifications, which will include parking stripes if required by Seller's lender or the appropriate governmental authorities in connection with the Certificate of Occupancy for the Property;

          (d) current as-built engineering-mechanical plans and specifications;

          (e) all soils, termite, water and other testing reports pertaining to the Property;

          (f) all market studies and appraisals made by or for Seller pertaining to the Contract Property, including engineer component appraisals;

          (g) all aerial photographs of the Real Property in the Seller's custody;

          (h) all architect's certificates of completion or substantial completion, building permits, certificates of occupancy, and other governmental authorizations, licenses and permits pertaining to the Real Property;

          (i) independent proof of the zoning of the Real Property permitting all uses currently made of the Real Property, including copies of all applicable zoning codes and ordinances currently in effect with respect to the Real Property;

          (j) independent proof that the Real Property is within Flood Zone X as of the date of this Option Agreement;

          (k) all agreements, letters, memoranda, and other writings pertaining to the provision of utilities for the Real Property;

          (1) all vendor/service agreements affecting or pertaining to the Contract Property;

          (m) all insurance policies, including without limitation casualty and liability insurance policies, pertaining to the Contract Property;

          (n) the most recent ad valorem real property tangible personal property and intangible personal property tax bills pertaining to the Contract Property;

          (o) all existing surveys of the Real Property in the Seller's possession;

          (p) all previously issued owner's and mortgagee title insurance policies in the Seller's possession pertaining to the Contract Property;

          (q) all guarantees, warranties and other agreements pertaining to the Building or Personal Property, and a warranty of materials, construction and design of the Building and all improvements on the Property from Seller and Seller's general contractor on the Building effective from a period beginning on the issuance of the Certificate of Occupancy referred to in paragraph 1 above and continuing for one(1) year thereafter;

          (r) all current leases (reflecting execution by the tenants) pertaining to the Contract Property, together with a rent roll specifying the rentals (exclusive of rent taxes) paid by each tenant and the amount of any security deposits posted by each tenant;

          (s) all operating statements and other financial records pertaining to the ownership, use and operation of the Contract Property during the preceding five (5) years;

          (t) all correspondence, agreements and other writings pertaining to existing or contemplated financing of the Contract Property; and

          (u) such other documents, instruments and records pertaining to the Contract Property or the ownership use and operation of the Contract Property reasonably requested by the Purchaser.

          The closing of the purchase pursuant to the exercise of this Option is strictly contingent upon the Purchaser's receipt, review and approval of all of the foregoing instruments, documents and records, which approval shall be wholly at the discretion of Purchaser.

          6. CONDITIONS OF PURCHASER'S OBLIGATION: Purchaser's obligation to purchase the Contract Property shall be subject to the satisfaction or performance of the following terms and conditions on or as of the Closing Date:

          (a) The representations and warranties of Seller shall be true and correct on and as of the Closing Date in the same manner and with the same effect as though such representations and warranties had been made on and as of the Closing Date; Seller shall deliver to Purchaser a warranty deed satisfactory in form and substance to counsel for Purchaser, conveying good and marketable, fee simple title to the Contract Property, subject only to the Mortgage referred to in paragraph 3.(a) hereof and subject to the Permitted Exceptions to be approved and attached to the Option Agreement as Exhibit "B."

          (b) The Seller shall deliver to Purchaser an affidavit in form and substance satisfactory to counsel for Purchaser concerning the absence of boundary line disputes, the possession of the Contract Property, improvements or repairs made within three months of the Closing Date and proceedings against Seller.

          (c) The Seller shall deliver to Purchaser a bill of sale, satisfactory in form and substance to counsel for Purchaser, conveying title to the Contract Property free and clear of all liens, encumbrances and security interests of every nature and description, except for the Mortgage described in paragraph 3.(a) hereof.

          (d) The Seller shall deliver to Purchaser any and all governmental approvals, licenses and permits issued to or owned by Seller and pertaining to the Contract Property.

          (e) The Seller shall deliver to Purchaser from Seller's attorneys an opinion of counsel dated the Closing date stating that Seller is a duly organized and validly existing Trust, that the signatory to this agreement is a valid trustee of the Seller and is authorized to sign this Option on behalf of the Seller, that Seller is in good standing and authorized to do business in the state of Florida, that Seller is legally bound by the general Warranty Deed and Bill of Sale and Assignment and that Purchaser has a right or recourse against Seller, or its trustee, for any breach of any covenant or warranty of title set forth in these instruments; that all requisite actions have been duly taken so as to fully authorize Seller to sell and transfer the Contract Property to Purchaser in accordance with the terms and provisions of this Option; and that this Option and each document described herein to be executed and delivered by Seller at Closing has been duly executed and delivered by Seller and that each constitutes the valid and legally binding obligation of the signing party or parties enforceable against the signing party or parties in accordance with its terms.

          (f) The Seller shall deliver possession of the Contract Property to Purchaser; subject to the rights of tenants previously disclosed to Purchaser, and deliver to Purchaser all keys to all locks for the Contract Property, excepting those duly issued to tenants then in possession.

          (g) The Seller shall properly and duly execute, acknowledge and deliver to Purchaser such other documents and instruments as Purchaser's counsel deems necessary to the consummation of the purchase of the Contract Property pursuant to an exercise of this Option.

          (h) The Seller shall pay any and all brokerage fees due in connection with this Option or the sale of the Contract Property, which arise from dealings with Seller. Purchaser shall indemnify and hold Seller harmless from any and all brokerage fees arising from dealing solely with Purchaser.

          (i) The Seller shall deliver to each tenant of the Contract Property a written notice, signed by Seller, in form and content acceptable to Purchaser, advising of the sale of the Contract Property and directing that all future rents be paid to Purchaser.

          In the event the foregoing terms and conditions are not satisfied, or there has been no performance with respect to them by the Closing Date, then Purchaser may cancel its exercise of this Option and thereafter this Option and any purchase agreement entered into pursuant to this Option shall be null and void, or Purchaser may waive such satisfaction and performance and elect to close, or Purchaser may exercise such rights or such additional remedies as may be provided for or allowed by law or equity.

          7. TITLE EXAMINATION AND OBJECTIONS: Once Purchaser has exercised this Option, Purchaser shall have until five (5) days prior to the Closing Date in which to examine title to the Contract Property and in which to furnish Seller a written statement of objections affecting the marketability of such title. Seller shall have until the Closing Date to satisfy such objections, and if Seller fails to satisfy all valid objections (other than those referred to on Exhibit "B" attached hereto) on or prior to the Closing Date, then Purchaser may either (i) waive the objections, (ii) satisfy the objections, after deducting from the purchase price the cost of satisfying objections which can be satisfied by the payment of money, or (iii) extend the Closing Date for a period of not more than sixty (60) days until such objections are satisfied by giving written notice of such extension to Seller, in which case the Closing Date shall be extended to the date specified by Purchaser, or (iv) terminate its exercise of this Option and any agreement to purchase entered into pursuant to this Option by giving written notice of such termination to Seller, in which case Purchaser's earnest money shall be refunded promptly, all rights and obligations of the parties shall expire and this Option and any exercise of this Option shall become null and void. In the event of an extension of the Closing Date under subparagraph (iii) above and the subsequent failure or refusal of Seller to satisfy the objections, then Purchaser may elect between the options set forth in subparagraphs (i) and (ii) above, or Purchaser may elect to exercise such rights or remedies as may be provided for or allowed by law or in equity. A list of Permitted Exceptions will be attached to the Option Agreement as Exhibit "B" and Purchaser will agree to take title subject to those Exceptions and any other exceptions that are acceptable to Purchaser.

           8. CLOSING DATE, PRORATIONS, CHARGES AND ADJUSTMENTS:

          (a) The sale shall be consummated at the offices of Seller or Seller's closing agent in Palm Beach County, Florida, within 30 days after the exercise of this Option.

          (b) All ad valorem taxes applicable to the Contract Property, interest on the indebtedness assumed by Purchaser as provided for in paragraph 3.(a) herein, rents from the Contract Property for the month in which the Closing Date occurs, insurance and utility charges, the property owner's assessments, and other items of customary income and expense, shall be prorated between the Purchaser and Seller as of the Closing Date.

          (c) Seller shall pay all closing costs of any nature or sort whatsoever, including, without limitation, all documentary and intangibles tax, transfer, assumption, and recording costs, all costs of obtaining the financing referred to in paragraph 3(a) above, including interest rate differentials, buy-downs, discount points, fees, and charges, excepting only Purchaser's attorney's fees, which shall be paid by Purchaser.

          9. RISK OF LOSS AND INSURANCE: Between the date hereof and until the transaction is consummated on the Closing Date, the risks of ownership and loss of the Contract Property and the correlative rights against insurance carriers and third parties shall belong to Seller. In the event of damage to or destruction of all or any of the Contract Property by fire or other casualty prior to the Closing Date, Purchaser may elect either to receive the insurance proceeds payable as a result of the event and consummate the transaction, or to terminate its exercise of this Option by giving written notice of such termination to Seller, in which case Purchaser's earnest money shall be refunded promptly, all rights and obligations of the parties shall expire and any exercise of this Option shall become null and void.

          10. CONDEMNATION: In the event of the taking of all or any part of the Contract Property by eminent domain proceedings or the commencement of any such proceedings prior to Closing, Purchaser shall have the right, at its option, to terminate its exercise of this Option by giving written notice thereof to Seller on or before the Closing Date hereunder. If Purchaser does not so terminate its exercise of this Option, then, at the Purchaser's option, (i) the purchase price for the Contract Property shall be reduced by the total of any awards or other proceeds received by Seller at or prior to the Closing Date with respect to any taking, or (ii) at the Closing Date Seller shall assign to Purchaser all rights of Seller in and to any awards or other proceeds payable by reason of any taking. Seller agrees to notify Purchaser of eminent domain proceedings within five days after Seller learns thereof. Notwithstanding the fact that neither Purchaser nor Seller knows of the taking of all or any part of the Contract Property by eminent domain proceedings at the time of Closing, Seller shall execute, acknowledge and deliver at the Closing, an assignment of all the rights of Seller in and to any awards or other proceeds payable by reason of any such taking, whether known or unknown.

          11. ACCESS AND INSPECTION: Between the date hereof and until the transaction is consummated on the Closing Date, Purchaser and Purchaser's agents and employees, shall have the right to enter the Contract Property for the purpose of inspecting the same, and making soil tests, engineering studies and surveys; provided, however, that such activities shall not materially damage the Contract Property. Purchaser shall indemnify Seller against any damages caused by any such inspections and provide Seller with evidence of appropriate insurance to cover this liability.

          12. ASSIGNMENT: This Option may only be assigned by Purchaser to its controlled affiliates, subsidiaries, its successors by merger or other related parties of that sort. Seller shall be entitled to assign the Option to any successor in title to the Property and Building. This Option shall be binding upon and enforceable against the parties and their respective heirs, legal representatives, successors and assigns.

          13. OPTION MONEY: The security deposit under the Lease shall be held by Seller upon the exercise of this Option in an interest bearing account and which, together with any interest or earnings thereon, shall be applied to the purchase price upon closing. If the sale is not consummated in accordance with the terms and conditions of this Option because of Seller's inability, failure or refusal to perform any of Seller's covenants and agreements herein, then the option money, together with any interest or earnings thereon, shall be paid to Purchaser; otherwise it will thereafter be held by Seller as a security deposit under the Lease. If, as a result of Buyer's default hereunder, Seller incurs out-of-pocket expenses, Seller may pay such expenses from the deposit and Buyer shall be required to reimburse Seller the amount of such expenses paid from the deposit, with such funds, together with any remainder of the deposit, to be held as a security deposit under the Lease.

          14. SURVEY: Seller agrees that it will prior to the Closing Date promptly upon the exercise of this Option procure a survey of the Property by a competent, registered Florida land surveyor, and that Seller will cause said surveyor to show on said survey all improvements "as built." The parties agree that the legal description and the exact acreage of the Property shall be determined by said survey.

          15. SURVIVAL: This Option shall survive the consummation of the transaction and the delivery of the warranty deed from Seller to Purchaser on the Closing Date, and all of the terms and conditions hereof, including but not limited to the warranties and representations of paragraph four hereof shall be and remain in full force and effect between the parties. The warranties, other than the warranties of title in the deed, shall survive for a period of one year from the date of closing under the Option.

          16. MODIFICATIONS: This Option supersedes all prior discussions and agreements between the Seller and Purchaser with respect to the purchase of the Contract Property and other matters contained herein, and this option contains the sole and entire understanding between the parties hereto with respect to the transactions contemplated herein. This Option shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

          17. APPLICABLE LAW: This Option shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

          18. COUNTERPARTS: This Option may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

          19. EFFECTIVE DATE: As used herein, the terms "Date of this Option", "date hereof", or "effective date of this Option", shall mean the date on which the last of the parties hereto signs this Option.

          20. TIME: Time is and shall be of the essence of this option.

          21. NOTICES: All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class, postage prepaid, as follows:

(a) To Purchaser:

    Paul M. Burrell
    OutSource International, Inc.
    8000 N. Federal Highway
    Boca Raton, FL 33487

(b) To Seller

    Daniel S. Catalfumo
    Catalfumo Builders
    1540 Latham Road
    West Palm Beach, FL 33409

Either party may by written notice to the other designate a different address for receiving notices hereunder.

         IN WITNESS WHEREOF, the Purchaser has caused this Option to be executed by its duly authorized corporate officer and the trustee of the Seller has signed and sealed the agreement, as of the day and year first above written.


                                             Signed by Seller this 24 day
                                             of OCT, 1995.

-------------------------------------        /s/ [ILLEGIBLE]
/s/ [ILLEGIBLE]                              ----------------------------------
                                             DANIEL S. CATALFINO, TRUSTEE

                                                    (CORPORATE SEAL)

                                             Signed by Purchaser this 19th
                                             day of October, 1995.

                                             OUTSOURCE INTERNATIONAL, INC.

/s/ Barbara J. Mealey
-------------------------------------        By: /s/ ROBERT LEFCORT
                                                 ------------------------------
/s/ [ILLEGIBLE]                                  Executive Vice President
-------------------------------------